Exhibit 99.1

PRESTO®	Tel. 715-839-2164
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES RECORD
2010 SALES AND EARNINGS AND THE 2011 DIVIDEND

                Eau Claire, Wisconsin (February 18, 2011) -- National Presto Industries, Inc. (NYSE: NPK) announced today record 2010 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “Unlike 2009, the Company realized record earning during 2010 in spite of rather than because of the difficult economy. Increases, however, in both net sales and earnings were relatively nominal vis a vis those achieved in 2009.   The sales increases realized by the Housewares/Small Appliance and Absorbent Products segments of 5.0% and 8.2%, respectively, were largely offset by a decrease in Defense segment shipments.   That decline was attributable to a difference in shipment timing between the two years.   Operating profit at the Housewares/Small appliance segment declined by 9.0%.  The decline was expected due to sizable increases in commodity and transport costs exacerbated by the deterioration of the U.S. dollar.   The Absorbent Products segment was likewise profoundly affected by increased commodity costs.  Nonetheless, its operating profits increased by 29.6% as a result of non-recurring type events, e.g., sale of obsolete equipment.   In contrast, commodity costs for the Defense segment actually decreased from 2009 levels.   Due to the nature of its backlog, the Defense segment is able to lock in key commodity pricing as much as a year in advance. Many of the commodities used in 2010 production were purchased at 2009 prices.  As a result of the recession, prices in 2009 were far lower than those of 2008.  The cost reductions, in combination with efficiencies recognized during the year, served to increase the Defense segment’s operating profit by 12.0%. The improved operating results more than offset the decline in income from the Company’s portfolio, which experienced reduced yields, reflecting the ultra low Federal funds target rate of 0.0 to 0.25.  An increase in state taxes also took a toll on earnings.”

In looking ahead to 2011, Ms. Cohen stated, “The Federal Reserve Board’s ultra easy money policy in combination with its monetization of the debt and the administration’s fiscal irresponsibility, all but assures continued commodity inflation throughout the new year.  As such, 2011 is expected to be an even more challenging year than 2010.   With challenges, there are always opportunities.  The Defense segment is in the process of bringing additional work from its 40MM systems contract in house with the anticipation that further vertical integration will ultimately enhance profitability. A new adult underwear machine ordered by the Absorbent Products segment should be installed and in operation during the second quarter of the year.   The machine is designed to manufacture gender specific product, i.e., disposable underwear tailored to the specific needs of men and women.  Gender specific products are very much in demand and should provide the segment with an opportunity to enter the retail market, as well as further serve the institutional market with premium products.”

The Board of Directors of National Presto Industries, Inc. also announced the 2011 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $7.25.   The 2011 dividend is the most recent in an unbroken history of sixty-seven years. The record date will be March 4, 2011, and the payment date, March 15, 2011. The Board also confirmed May 17, 2011, as the date of the Company’s 2011 annual meeting of shareholders.

National Presto Industries, Inc. operates in three business segments. The Housewares/ Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, demolition devices, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label and PRESTO® branded adult incontinence products.

	Year Ended December 31
	2010	2009
Net Sales	$479,000,000	$478,468,000
Net Earnings	$63,531,000	$62,576,000
Net Earnings Per Share	$9.26	$9.13
Weighted Shares Outstanding	$6,864,000	$6,854,000

        This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.